FEE WAIVER AGREEMENT

AGREEMENT made as of July 28, 2017 (the
"Effective Date"), by and between
WisdomTree Asset Management, Inc.
("WTAM") and WisdomTree Trust, a
Delaware
statutory trust (the "Trust"), on
behalf of each series of the Trust
listed
on Schedule A, as amended from time to
time (each, a "Fund").

WHEREAS, WTAM serves as investment
adviser to each Fund pursuant to an
Investment Management Agreement with
the Trust dated March 26, 2013
("Management Agreement"); and

WHEREAS, WTAM is entitled to a fee
under the Management Agreement in
exchange
for providing advisory and other
services, and paying all of the Trust's
expenses except those specifically
excluded therein ("Management Fee");
and

WHEREAS, the Trust and WTAM each desire
to reduce the Management Fee during
an initial period following the launch
of the Fund.

NOW THEREFORE, in consideration of the
mutual covenants and agreements of
the parties hereto and hereinafter set
forth, the parties covenant and agree
as follows:

1. Fee Waiver. For the term of this
Agreement, WTAM agrees to reduce its
Management Fee to the percentage of the
Fund's average daily net assets
shown in Schedule A.

2. Duration and Termination. The term
of this Agreement with respect to each
Fund is for the period from the
Effective Date through close of
business on
July 31, 2018.

This Agreement may be terminated by the
Board of Trustees of the Trust, for
any reason, at any time.

This Agreement shall automatically and
immediately terminate with respect
to each Fund if:

(i) the Adviser no longer serves as
investment adviser to such Fund, or

(ii) in the event of an "assignment"
(as defined in the Investment Company
Act of 1940).

The termination of this Agreement with
respect to any one Fund will not
cause its termination with respect to
any other Fund.

3. Amendment. This Agreement may not be
amended except by a writing signed
by the parties.

4. Applicable Law. This Agreement shall
be construed in accordance with and
governed by the laws of the State of
Delaware (without giving effect to its
conflict of law principles) and the
applicable provisions of the Investment
Company Act of 1940. To the extent that
the applicable laws of the State of
Delaware, or any of the provisions
herein, conf1ict with the applicable
provisions of the 1940 Act, the latter
shall control.

5. Entire Agreement. This Agreement
contains the entire understanding and
agreement of the parties.


IN WITNESS WHEREOF, the parties hereto
have caused this Agreement to be
executed as of the day and year first
written above.


WISDOMTREE TRUST
By: /s/ Jonathan Steinberg
        Jonathan Steinberg, President

WISDOMTREE ASSET MANAGEMENT, INC.
By: /s/ Gregory Barton
        Gregory Barton, Chief Operating
Officer




Schedule A


Fund: WisdomTree Japan Hedged Quality
Dividend Growth Fund
Ticker: JHDG
Gross Management Fee: 0.48%
Fee Waiver:           0.05%
Net Management Fee:   0.43%


Fund: WisdomTree International Quality
Dividend Growth Fund
Ticker: IQDG
Gross Management Fee: 0.48%
Fee Waiver:           0.10%
Net Management Fee:   0.38%


Fund: WisdomTree Global ex-U.S. Hedged
Real Estate Fund
Ticker: HDRW
Gross Management Fee: 0.58%
Fee Waiver:           0.15%
Net Management Fee:   0.43%